RESOLVED: that, the restrictions applied to shares purchased in the ESOP shall be altered such that (i) all shares purchased shall be vested once the participant first achieves three (3) years of service with the Company, (ii) shares purchased with the participants funds will bear restrictions on transfer for three (3) years after the purchase of the shares but thereafter may be transferred to other investments in the plan in accordance with the participant's directions, and (iii) shares purchased with Company matching funds shall bear restrictions on transfer until the participant has achieved vesting and has reached the age of 55 years;

RESOLVED: that, the foregoing resolution shall be implemented by the officers of the Company as of a date reasonable determined by any one of the officers after it is determined that the plan provider is capable and ready to implement the foregoing changes.